Exhibit 8.1

[FORM OF MITCHELL WILLIAMS’ TAX OPINION]

[CLOSING DATE]

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Florida Business BancGroup, Inc.

4301 W. Boy Scout Boulevard, Suite 150

Tampa, Florida 33607

Re:	Agreement and Plan of Merger among Home BancShares, Inc., Centennial Bank, Florida Business BancGroup, Inc. and Bay Cities Bank

Ladies and Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (“HBI”), and Centennial Bank, an Arkansas state bank (“Centennial”), and special tax counsel to Florida Business BancGroup, Inc., a Florida corporation (“FBBI”) and Bay Cities Bank, a Florida state bank (“BC Bank”), in connection with the proposed merger (the “Merger”) of FBBI, with and into HBI, followed by the merger of BC Bank, with and into Centennial (the “Second-Step Merger”), pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 17, 2015, by and among HBI, Centennial Bank, FBBI and BC Bank (the “Plan”). This opinion is being rendered as required by Sections 7.2(c) and 7.3(c) of the Plan. Capitalized terms used and not otherwise defined in this opinion letter have the respective meanings set forth in the Plan.

We are members of the Bar of the State of Arkansas and have been asked by HBI and FBBI to furnish this opinion letter. In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Registration Statement on Form S-4 (Registration No. 333-205472) filed by HBI with the Securities and Exchange Commission (the “Registration Statement”), and (iii) such other documents, records, resolutions, certificates and other instruments as we have deemed necessary or appropriate in order to enable us to render the opinions set forth herein.

In rendering the opinions set forth herein, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

In our examination, we have assumed, without independent investigation or review, that:

(1) All documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic;

(2) Each document reviewed by us (a) has been or will be fully executed and delivered in substantially the same form, (b) is or will be in full force and effect, and (c) has not been and will not be amended or modified in any respect;

(3) All parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof;

(4) The factual matters, statements and recitations contained in the documents (or otherwise made known to us as of the date hereof) are accurate, true and complete; and

(5) The Merger and the Second-Step Merger will be effected in accordance with the terms of the Plan.

In rendering our opinion, we have also relied upon certain assumptions and written representations by HBI and FBBI.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(a) The Merger constitutes a reorganization as described in § 368(a)(1)(A) of the Code, and HBI and BFHI will each be a party to the reorganization within the meaning of § 368(b) of the Code. Accordingly, HBI will not recognize taxable income for federal income tax purposes in connection with the Merger.

(b) The Second-Step Merger of BC Bank with and into Centennial constitutes a reorganization as described in § 368(a)(1)(A) of the Code and BC Bank and Centennial will each be a party to the reorganization within the meaning of § 368(b) of the Code. Accordingly, Centennial will not recognize taxable income for federal income tax purposes in connection with the Second-Step Merger.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, or foreign, of the Merger, the Second-Step Merger or of any transactions related to the Merger, the Second-Step Merger or otherwise contemplated by the Plan. We do not purport to describe herein all tax consequences that might flow from the Merger or the Second-Step Merger. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of Arkansas and the United States as currently in effect.

We have conclusively assumed that neither you nor your counsel knows of any reason why the opinions set forth herein may be incorrect.

The opinions set forth herein are expressed as of the date hereof and are based upon applicable law and relevant documents as they exist as of the date hereof. We assume no obligations to update or supplement these opinions to reflect any facts that may hereafter come to our attention or any changes in law that may hereafter occur. The opinions set forth herein are limited to matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters expressly so stated.

We express no opinion as to any matter except those set forth above. The foregoing opinions are for the exclusive reliance by HBI, FBBI and FBBI shareholders. The opinions set forth herein are rendered solely in connection with the above-referenced transaction, and should not be relied upon in any other transaction, or used, circulated, quoted, published or relied upon for any other purpose without our express written consent, except that you may deliver copies of this opinion to (a) independent auditors, accountants, attorneys and other professionals acting on behalf of you, (b) governmental agencies having regulatory authority over you, and (c) designated persons pursuant to an order or legal process of any court or governmental agency.

The opinions set forth herein represent our reasoned judgment as to certain matters of law based upon facts presented or presumed and are not and should not be considered or construed as a guaranty.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Certain Legal Matters” as having passed upon certain federal income tax matters for HBI and FBBI. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933.

Very truly yours,

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.